Exhibit 10.3
EXECUTION VERSION
October 6, 2011
Stanley M. Bergman
Chairman and Chief Executive Officer
c/o Henry Schein, Inc.
135 Duryea Road
Melville, New York 11747
Dear Stan:
     This letter confirms the understanding between you and Henry Schein, Inc. (the “Company”), that, in the event of your death prior to November 15, 2011, the Company will make a lump sum payment in the amount of $5 million to your wife, or if your wife predeceases you, then to your estate, within thirty (30) days following the date of your death. You and the Company acknowledge and agree that any payment made pursuant to the foregoing sentence is in lieu of the award of restricted stock units approved by the Compensation Committee of the Board of Directors of the Company on September 28, 2011 that would otherwise be effective on November 15, 2011 (the “RSU Award”), and, in the event that a payment is made pursuant to the foregoing sentence, any rights that you, your spouse or your estate may have with respect to the RSU Award shall be extinguished in their entirety. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of the payment.
     Please acknowledge your agreement with this letter by signing below.

Sincerely, HENRY SCHEIN, INC.
By:	/s/ Gerald A. Benjamin
	Name:	Gerald A. Benjamin
	Title:	Executive Vice President, Chief Administrative Officer

ACKNOWLEDGED AND AGREED:
/s/ Stanley M. Bergman
Stanley M. Bergman